ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
THE HAVANA REPUBLIC, INC.

FILED
03 JUL 18 PM 1:09
SECRETARY OF STATE
TALLAHASSEE

The undersigned, as attorney-in-fact for The Havana Republic, Inc. and for Leonard Sternheim, Chairman of the Board of Directors, a Florida corporation, organized and existing under and by virtue of the Florida Business Corporation Act (the "Corporation"), does hereby certify that

1. The name of the Corporation is THE HAVANA REPUBLIC, INC., document number P96000025387.

2. The following provisions of the Articles of Incorporation of the Corporation are amended as follows:

COMMON STOCK

1. **The Corporation shall have the authority to issue 50,000,000 shares of common stock, no par value.**

3. The shareholders of the Corporation and the Corporation's Board of Directors approved a 1-for-300 reverse stock split of the Corporation's issued and outstanding Common Stock and a corresponding decrease in the number of authorized shares of the Corporation's Common Stock to 1,666,666 along with an increase in the number of authorized shares to 50,000,000 shares of common stock, no par value.

4. In accordance with Section 607.0123(1)(b) of the Florida Business Corporation Act, this amendment shall be effective upon its filing with the Florida Department of State.

5. The foregoing amendment was adopted the Corporation's Board of Directors pursuant to the Florida Statutes. The forgoing amendment was approved by the shareholders of the Corporation pursuant to the Florida Statutes. The numbers of votes cast for the foregoing amendment was sufficient for approval.

6. Except as modified hereby, the Articles of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, The Havana Republic, Inc., has caused this Articles of Amendment to the Articles of Incorporation to be executed by the undersigned duly authorized officers and attorney-in-fact of the Corporation.

The Havana Republic, Inc., a Florida corporation

By: ______________________

Joseph I. Emas, Attorney-in-fact for
Leonard Sternheim, Chairman of the Board of Directors